Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Simon Bowman, ext. 3645	February 3, 2014
Shelly Oates, ext. 3202

AmeriGas Partners Reports Strong First Quarter Earnings Driven by Higher Volume and Lower Expenses

VALLEY FORGE, Pa., February 3- AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners for the first quarter of fiscal 2014 ended December 31, 2013 of $134.9 million compared to $96.7 million for the same period last year. The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) increased to $230.2 million for the first quarter of 2014 compared to $193.3 million for the same period last year.

For the three months ended December 31, 2013, retail propane volumes sold were 374.1 million gallons compared with retail propane volumes of 350.7 million gallons in the prior-year period. Weather for the quarter was 3.8% colder than normal and 14.0% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration (“NOAA”). Weather for the month of December was 5.7% colder than normal and 21.6% colder than last year, according to NOAA.

Jerry E. Sheridan, chief executive officer of AmeriGas, said, “Our strong results are a direct reflection of the hard work and dedication shown by our 8,500 colleagues this winter. While residential heating demand was strong, our national accounts and cylinder exchange programs also performed above expectations. At the same time, our focus on operational efficiencies and synergies from the Heritage Propane integration allowed us to lower operating expenses while still providing our customers with a high level of service. The strong start to the year provides additional confidence that our team can continue to execute and achieve our goals. We continue to anticipate Adjusted EBITDA for fiscal 2014 to be in the range of $645 million to $675 million”

Sheridan continued, “An unprecedented crop drying season last fall followed by heightened heating-season demand brought about by colder temperatures in December and January have led to major constraints in propane supply in certain parts of the country, resulting in significant increases in the wholesale cost of propane. Our selling prices have increased to reflect the escalation in wholesale product costs that we must pay to procure propane for distribution to our customers. As a retail distributor, we serve a critical need as the link between producer and consumer. As a result, we have taken extraordinary measures to procure additional propane supplies from non-traditional sources and have repositioned critical transportation/distribution assets and personnel into areas most in need of additional resources. Although the current market conditions have proved to be challenging, our top priorities remain unchanged as we strive to ensure that we have adequate supply and that we safely meet our customers’ needs. ”

-MORE-

AmeriGas Partners Reports Strong First Quarter Earnings Driven by Higher Volume and Lower Expenses

Revenues for the quarter increased to $1.05 billion from $876.6 million in the prior-year period, reflecting the higher average selling prices, largely the result of higher propane product costs, and higher retail volumes sold. The average wholesale cost of propane at Mont Belvieu, Texas, for the current quarter was approximately 35% higher than the average cost in the same period last year. Total margin increased $38.5 million due to the increase in retail volumes sold and slightly higher average retail unit margins.

Operating and administrative expenses decreased $6.0 million primarily reflecting the absence of $5.5 million of transition expenses incurred in the prior year period associated with Heritage Propane and the impact of synergies from the integration of Heritage Propane. Operating income increased $39.8 million primarily reflecting the higher total margin and lower operating expenses partially offset by higher depreciation and amortization expense ($3.0 million).

EBITDA, Adjusted EBITDA, and total margin are non-GAAP financial measures. Adjusted EBITDA is defined herein as earnings before interest expense, income taxes, depreciation and amortization, and Heritage Propane acquisition and transition expenses.  Total margin represents total revenues less total cost of sales. Management believes the presentation of these measures provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. These measures are not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 2,500 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. An affiliate of Energy Transfer Partners, L.P. owns 14% of the Partnership and the public owns the remaining 60%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss first quarter earnings and other current activities at 9:00 AM ET on Tuesday, February 4, 2014. Interested parties may listen to the audio webcast both live and in replay on the Internet at
http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on February 4 through 11:59 pm on February 10. The replay may be accessed at 1-855-859-2056, conference ID 30394005 and International access 1-404-537-3406, conference ID 30394005.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-02	###	2/3/14

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues:
Propane	$970,302	$797,059	$3,058,009	$2,837,407
Other	75,524	79,588	277,713	277,044
	1,045,826	876,647	3,335,722	3,114,451
Costs and expenses:
Cost of sales - propane	562,448	429,563	1,704,459	1,642,241
Cost of sales - other	20,259	22,521	86,217	85,764
Operating and administrative expenses	237,548	243,517	937,959	972,300
Depreciation	41,503	38,323	162,486	151,617
Amortization	10,819	11,028	43,356	42,669
Other income, net	(6,444)	(8,171)	(30,776)	(30,502)
	866,133	736,781	2,903,701	2,864,089
Operating income	179,693	139,866	432,021	250,362
Loss on extinguishments of debt	0	0	0	(13,349)
Interest expense	(41,590)	(41,196)	(165,826)	(167,304)
Income before income taxes	138,103	98,670	266,195	69,709
Income tax expense	(1,431)	(627)	(2,475)	(2,108)
Net income	136,672	98,043	263,720	67,601
Deduct net income attributable to noncontrolling interest	(1,774)	(1,378)	(4,265)	(2,436)
Net income attributable to AmeriGas Partners, L.P.	$134,898	$96,665	$259,455	$65,165
General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$6,740	$5,219	$23,020	$16,347
Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$128,158	$91,446	$236,435	$48,818
Income per limited partner unit (a)
Basic	$1.14	$0.93	$2.53	$0.53
Diluted	$1.14	$0.93	$2.53	$0.53
Average limited partner units outstanding:
Basic	92,847	92,820	92,837	90,403
Diluted	92,943	92,902	92,919	90,466
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	374.1	350.7	1,268.6	1,147.3
Wholesale gallons sold (millions)	$37.5	$26.3	$113.0	$97.0
EBITDA (b)	$230,241	$187,839	$633,598	$428,863
Adjusted EBITDA (b)	$230,241	$193,327	$654,649	$490,170
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$13,738	$10,054	$55,171	$43,329
Transition capital related to Heritage integration	$—	$4,541	$15,834	$22,149
Growth capital expenditures	$9,531	$11,894	$36,833	$42,548

(a)
Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(b)
Earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States ("GAAP"). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership's operating performance with that of other companies within the propane industry, and (2) assess the Partnership's ability to meet loan covenants. The Partnership's definition of EBITDA may be different from those used by other companies.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods.
Management also uses EBITDA to assess the Partnership's profitability because its parent, UGI Corporation, uses the Partnership's EBITDA to assess the profitability of the Partnership, which is one of UGI Corporation's reportable segments. UGI Corporation discloses the Partnership's EBITDA in its disclosure about reportable segments as the profitability measure for its domestic propane segment. EBITDA in the twelve months ended December 31, 2013 includes transition expenses of $21,051 associated with the Heritage Propane acquisition. EBITDA in the three and twelve months ended December 31, 2012 includes acquisition and transition expense of $5,488, and $47,958, respectively, associated with the Heritage Propane acquisition. EBITDA in the twelve months ended December 31, 2012 includes a pre-tax loss of $13,349 from extinguishments of debt.
The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income attributable to AmeriGas Partners, L.P.	$134,898	$96,665	$259,455	$65,165
Income tax expense	1,431	627	2,475	2,108
Interest expense	41,590	41,196	165,826	167,304
Depreciation	41,503	38,323	162,486	151,617
Amortization	10,819	11,028	43,356	42,669
EBITDA	$230,241	$187,839	$633,598	$428,863
Heritage Propane acquisition and transition expense	—	5,488	21,051	47,958
Loss on extinguishments of debt	—	—	—	13,349
Adjusted EBITDA (1)	$230,241	$193,327	$654,649	$490,170
The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted EBITDA for the fiscal year ending September 30, 2014:

Forecast Fiscal Year Ending September 30, 2014
Net income attributable to AmeriGas Partners, L.P. (estimate)	$289,000
Interest expense (estimate)	165,000
Income tax expense (estimate)	3,000
Depreciation (estimate)	160,000
Amortization (estimate)	43,000
EBITDA	$660,000

(1) Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners' EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

2